Ameriprise Financial

Ameriprise Financial, Inc.
Minneapolis, MN

October 23, 2019

Ameriprise Financial Reports Third Quarter 2019 Results

Earnings ($M)	
GAAP	$543
Adjusted Operating	$554
Adjusted Operating Ex. Unlocking (1)	$570

Earnings Per Diluted Share	
GAAP	$4.04
Adjusted Operating	$4.12
Adjusted Operating Ex. Unlocking (1)	$4.24

Return on Equity, ex. AOCI	
GAAP	34.0%
Adjusted Operating	37.7%
Adjusted Operating Ex. Unlocking (1)	38.0%

- Adjusted operating earnings per diluted share increased 14 percent to $4.12 and adjusted operating return on equity increased 730 basis points to 37.7 percent. Excluding the impact of unlocking, adjusted operating earnings per diluted share increased 8 percent to $4.24.
- Ameriprise assets under management and administration were $921 billion, with Advice & Wealth Management total client assets of $612 billion – both represented record highs.
- Wrap net inflows were $4.1 billion. Wrap assets grew 9 percent to $298 billion and represented 49 percent of total client assets.
- Nearly 80 percent of Ameriprise adjusted operating net revenues were driven through Advice & Wealth Management.
- Ameriprise delivered a strong pretax adjusted operating margin of 19.8 percent, driven by a 23.5 percent margin in Advice & Wealth Management and a 38.3 percent net adjusted margin in Asset Management.
- In the quarter, the company completed its annual unlocking, which resulted in a $20 million pretax operating charge, including $118 million related to a change in interest rate assumptions.
- Ameriprise's excess capital was $1.8 billion(2) after returning $676 million to shareholders, which represented approximately 120 percent of adjusted operating earnings excluding unlocking.
- In the quarter, Auto & Home had $33 million of catastrophe losses, up from $16 million in the prior year. On October 1, Ameriprise closed on the sale of its Auto & Home business to American Family Insurance, with net cash proceeds of $1.035 billion, which added over $0.7 billion to excess capital in the fourth quarter.

Perspective from Jim Cracchiolo, Chairman and Chief Executive Officer

"Ameriprise delivered an excellent quarter. Advice & Wealth Management is leading our growth with solid contributions from asset management and our insurance businesses.

"Our value proposition continues to distinguish Ameriprise. Client activity was strong with good growth in assets and net inflows into investment advisory.

"Our capital strength is a clear differentiator. We remain focused on generating significant free cash flow that we invest for growth and return to shareholders at attractive levels. In the quarter, we returned nearly 120 percent of our adjusted operating earnings to shareholders.

"And with the successful completion of the sale of Ameriprise Auto and Home, we further strengthened our capital flexibility as we execute our plans."

(1) Unlocking impacts reflect the company's annual review of insurance and annuity valuation assumptions and model changes, and the Long Term Care (LTC) gross premium valuation.
(2) Does not include increase in excess capital from the sale of Auto & Home on October 1, 2019.

1

Ameriprise Financial, Inc.
Second Quarter Summary

	Quarter Ended September 30,			Per Diluted Share Quarter Ended September 30,		
(in millions, except per share amounts, unaudited)	2019	2018	% Over/ (Under)	2019	2018	% Over/ (Under)
GAAP net income	$ 543	$ 503	8%	$ 4.04	$ 3.43	18%
Adjusted operating earnings (see reconciliation on p. 8)	$ 554	$ 529	5%	$ 4.12	$ 3.61	14%
Adjusted operating earnings excluding unlocking (see reconciliation on p. 8)	$ 570	$ 575	(1%)	$ 4.24	$ 3.92	8%
GAAP Return on Equity, ex. AOCI	34.0%	29.6%				
Adjusted Operating Return on Equity, ex. AOCI	37.7%	30.4%				
Adjusted Operating Return on Equity, ex. unlocking and AOCI	38.0%	31.2%				
Percent of pretax adjusted operating earnings from Advice & Wealth Management, excluding Corporate & Other and unlocking	53%	48%				
Percent of pretax adjusted operating earnings from Advice & Wealth Management and Asset Management, excluding Corporate & Other and unlocking	76%	74%				
Weighted average common shares outstanding:						
Basic	132.7	144.4				
Diluted	134.5	146.5				

2

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended September 30, 2019		Quarter Ended September 30, 2018		% Over/ (Under)
Net revenues	$	1,682	$	1,564	8%
Expenses		1,286		1,209	(6%)
Pretax adjusted operating earnings	$	396	$	355	12%
Pretax adjusted operating margin		23.5%		22.7%	

(in billions, unless otherwise noted)	Quarter Ended September 30, 2019		Quarter Ended September 30, 2018		% Over/ (Under)
Total client assets	$	612	$	588	4%
Wrap net flows	$	4.1	$	5.7	(27%)
Brokerage cash balance	$	24.0	$	24.2	(1%)
Adjusted operating net revenue per advisor (trailing 12 months - thousands)	$	650	$	617	5%

Advice & Wealth Advice Management pretax adjusted operating earnings increased 12 percent to $396 million driven by strength in client activity and equity market appreciation year-over-year of only 1 percent. Pretax adjusted operating margin remained strong at 23.5 percent.

Adjusted operating net revenues increased 8 percent to $1.7 billion, reflecting strong client activity and increased advisor productivity. Adjusted operating expenses increased 6 percent to $1.3 billion, reflecting higher distribution expense and volume-related expense, as well as continued investments for growth. Excluding the bank, general and administrative expenses increased 4 percent.

Total client assets increased 4 percent to $612 billion. Organic growth remains strong with $4.1 billion of wrap net inflows. Total wrap assets increased 9 percent to $298 billion. Client brokerage cash balances were down slightly from a year ago to $24.0 billion.

Adjusted operating net revenue per advisor on a trailing 12-month basis increased 5 percent to $650,000. Total advisors were 9,930, demonstrating solid advisor retention and experienced advisor recruiting with 96 advisors moving their practices to Ameriprise in the quarter.

3

Ameriprise Financial, Inc.
Asset Management Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended September 30, 2019	Quarter Ended September 30, 2018	% Over/ (Under)
Net revenues	$ 742	$ 772	(4%)
Expenses	569	575	1%
Pretax adjusted operating earnings	$ 173	$ 197	(12%)
Pretax adjusted operating margin	23.3%	25.5%	
Net pretax adjusted operating margin (1)	38.3%	40.0%	

(in billions)	Quarter Ended September 30, 2019	Quarter Ended September 30, 2018	% Over/ (Under)
Total segment AUM	$ 469	$ 485	(3%)
Net Flows			
Former parent company related net new flows	$ (1.3)	$ (1.5)	13%
Global Retail net flows, excl. former parent flows	(1.3)	(2.6)	52%
Global Institutional net flows, excl. former parent flows	1.3	(3.2)	NM
Total segment net flows	$ (1.3)	$ (7.3)	83%

NM Not Meaningful – variance equal to or greater than 100%
(1) See reconciliation on page 11

Asset Management pretax adjusted operating earnings were $173 million, down $24 million from the prior year period, reflecting the cumulative impact of net outflows and only 1 percent year-over-year equity market appreciation. Third quarter net pretax adjusted operating margin was 38.3 percent.

Adjusted operating revenues declined 4 percent driven by the cumulative impact of net outflows, unfavorable foreign exchange translation and limited 1 percent equity market appreciation. Adjusted operating expenses declined 1 percent reflecting lower distribution expenses and well-managed general and administrative expenses.

Net outflows in the quarter were $1.3 billion, a $6.0 billion improvement from the year ago quarter. Excluding former parent flows, net flows were break even. Global retail outflows were $1.3 billion, reflecting substantial improvement in North America with outflows of only $0.4 billion and ongoing negative investor sentiment in EMEA related to geopolitical uncertainties. Global institutional inflows were $1.3 billion and included a $1.8 billion mandate from a large U.K. wealth management client.

4

Ameriprise Financial, Inc.
Annuities and Protection Segments Adjusted Operating Results

(in millions, unaudited)	Quarter Ended September 30, 2019	2018	% Over/ (Under)
Annuities			
Net revenues	$ 617	$ 628	(2%)
Expenses	497	499	--
Pretax adjusted operating earnings	$ 120	$ 129	(7%)
Unlocking	1	(1)	NM
Pretax adjusted operating earnings, ex. unlocking	$ 119	$ 130	(8%)
Variable annuity pretax adjusted operating earnings, ex. unlocking	$ 108	$ 118	(8%)
Fixed annuity pretax adjusted operating earnings, ex. unlocking	11	12	(8%)
Total pretax adjusted operating earnings, ex. unlocking	$ 119	$ 130	(8%)
Protection			
Net revenues	$ 265	$ 328	(19%)
Expenses	208	268	22%
Pretax adjusted operating earnings	$ 57	$ 60	(5%)
Unlocking	(13)	(5)	NM
Pretax adjusted operating earnings, ex. unlocking	$ 70	$ 65	8%

	Quarter Ended September 30, 2019	2018	% Over/ (Under)
Variable annuity ending account balances (billions)	$ 77.5	$ 79.4	(3%)
Fixed deferred annuity ending account balances (billions)	$ 8.4	$ 8.9	(5%)
Life insurance in force (billions)	$ 195	$ 195	---

NM Not Meaningful – variance equal to or greater than 100%

Annuities pretax adjusted operating earnings excluding unlocking were $119 million, down 8 percent. Annuities unlocking was a favorable $1 million as the net benefits from equity market and policyholder behavior assumptions offset the impact from changes in interest rate assumptions.

Variable annuity pretax adjusted operating earnings excluding unlocking were down 8 percent to $108 million reflecting lower interest rates and outflows. Variable annuity sales improved 2 percent year-over-year to $1.1 billion.

Fixed annuity pretax adjusted operating earnings excluding unlocking were $11 million, reflecting continued spread compression and lower account balances. Account balances declined 5 percent from limited new product sales and continued lapses.

Protection pretax adjusted operating earnings excluding unlocking increased to $70 million compared to $65 million a year ago. Protection unlocking was an unfavorable $13 million, primarily due to lower interest rates. Overall claims were within expected ranges. VUL/UL cash sales were $71 million, down 7 percent, primarily due to lower indexed universal life sales.

5

Ameriprise Financial, Inc.
Corporate & Other Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended September 30, 2019	2018	% Over/ (Under)
Pretax adjusted operating earnings/(loss):			
Corporate & Other (ex. LTC and Auto & Home)	$ (73)	$ (68)	(7%)
Long Term Care	$ (8)	$ (53)	85%
Auto & Home	$ (10)	$ 1	NM
Long Term Care			
Pretax adjusted operating earnings	$ (8)	$ (53)	85%
Unlocking/loss recognition	(8)	(52)	85%
Pretax adjusted operating earnings, ex. unlocking/loss recognition	$ 0	$ 1	NM
Items included in adjusted operating earnings/(loss):			
Auto and Home catastrophe losses	$ (33)	$ (16)	
DOL planning and implementation expenses	--	(1)	
Low income housing impairment	(10)	(7)	
Gain on sale of real estate	7	--	

NM Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax adjusted operating loss excluding Long Term Care and Auto & Home was $73 million, including a gain on the sale of real estate and a low income housing impairment.

Long Term Care pretax adjusted operating earnings excluding loss recognition was essentially flat in the quarter. Strong benefits from higher premium rate increases and benefit reduction offerings more than offset changes in morbidity; this net favorable impact was more than offset by interest rate changes, resulting in a total unlocking/loss recognition of an unfavorable $8 million.

Auto & Home pretax adjusted operating loss was $10 million in the quarter. Catastrophe losses were $33 million, which were $17 million higher than the prior year.

Taxes

The adjusted operating effective tax rate in the quarter was 15.4 percent. The full year adjusted operating effective tax rate is estimated to be in the 16 percent range.

Contacts

Investor Relations:

Alicia A. Charity
Ameriprise Financial
(612) 671-2080
alicia.a.charity@ampf.com

Stephanie M. Rabe
Ameriprise Financial
(612) 671-4085
stephanie.m.rabe@ampf.com

Media Relations:

Paul W. Johnson
Ameriprise Financial
(612) 671-0625
paul.w.johnson@ampf.com

6

Forward-Looking Statements This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include: . the statement that the company expects its full year adjusted operating effective tax rate to be in the 16 percent range; . statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities; . other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and . statements of assumptions underlying such statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on track,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management cautions readers to carefully consider the risks described in the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q, available at ir.ameriprise.com. Management undertakes no obligation to update publicly or revise any forward-looking statements. The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Form 10-Q for the quarter ended September 30, 2019. For information about Ameriprise Financial entities, please refer to the Third Quarter 2019 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release. Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC. 7

Ameriprise Financial, Inc. Reconciliation Table: Earnings Per Diluted Share Quarter Ended Quarter Ended September 30, September 30, (in millions, except per share amounts, unaudited) 2019 2018 2019 2018 Net income $ 543 $ 503 $ 4.04 $ 3.43 Less: Net income (loss) attributable to consolidated investment entities (1) — (0.01) — Add: Integration/restructuring charges (1) 2 9 0.01 0.06 Add: Market impact on variable annuity guaranteed benefits (1) 2 45 0.01 0.31 Add: Market impact on fixed index annuity benefits (1) 1 — 0.01 — Add: Mean reversion-related impacts (1) 36 (24) 0.27 (0.16) Add: Market impact on indexed universal life benefits (1) (48) 13 (0.36) 0.09 Add: Market impact of hedges on investments (1) 9 (6) 0.07 (0.04) Add: Net realized investment (gains) losses (1) 11 (4) 0.08 (0.03) Add: Tax effect of adjustments (2) (3) (7) (0.02) (0.05) Adjusted operating earnings $ 554 $ 529 $ 4.12 $ 3.61 Less: Pretax impact of annual unlocking/loss recognition (20) (58) (0.15) (0.39) Less: Tax effect of annual unlocking/loss recognition 4 12 0.03 0.08 Adjusted operating earnings excluding annual unlocking/loss recognition $ 570 $ 575 $ 4.24 $ 3.92 Weighted average common shares outstanding: Basic 132.7 144.4 Diluted 134.5 146.5 (1) Pretax adjusted operating adjustment. (2) Calculated using the statutory tax rate of 21%. 8

Ameriprise Financial, Inc. Reconciliation Table: Pretax Adjusted Operating Earnings and Pretax Adjusted Operating Margin Quarter Ended September 30, (in millions, unaudited) 2019 2018 Total net revenues $ 3,317 $ 3,292 Less: CIEs revenue 22 22 Less: Integration/restructuring charges — — Less: Net realized investment gains (losses) (13) 4 Less: Market impact on indexed universal life benefits 17 (8) Less: Market impact of hedges on investments (9) 6 Adjusted operating total net revenues 3,300 3,268 Less: Annual unlocking/loss recognition 5 78 Adjusted operating total net revenues excluding annual unlocking/loss recognition $ 3,295 $ 3,190 Total expenses 2,676 2,704 Less: CIEs expenses 23 22 Less: Integration/restructuring charges 2 9 Less: Market impact on variable annuity guaranteed benefits 2 45 Less: Market impact on indexed universal life benefits (31) 5 Less: Market impact on fixed index annuity benefits 1 — Less: Mean reversion-related impacts 36 (24) Less: DAC/DSIC offset to net realized investment gains (losses) (2) — Adjusted operating expenses 2,645 2,647 Less: Annual unlocking/loss recognition 25 136 Adjusted operating total net revenues excluding annual unlocking/loss recognition $ 2,620 $ 2,511 Pretax income 641 588 Pretax adjusted operating earnings 655 621 Pretax adjusted operating earnings excluding annual unlocking/loss recognition 675 679 Pretax income margin 19.3% 17.9% Pretax adjusted operating margin 19.8% 19.0% Pretax adjusted operating margin excluding annual unlocking/loss recognition 20.5% 21.3% Ameriprise Financial, Inc. Reconciliation Table: General and Administrative Expense Quarter Ended September 30, (in millions, unaudited) 2019 2018 General and administrative expense $ 820 $ 802 Less: CIEs expenses 1 3 Less: Integration/restructuring charges 2 9 Adjusted operating general and administrative expense $ 817 $ 790 9

Ameriprise Financial, Inc. Advice & Wealth Management Segment Adjusted Operating Results Quarter Ended September 30, % Over/ (in millions, unaudited) 2019 2018 (Under) AWM general and administrative expenses $ 336 $ 318 (6%) Less: Bank general and administrative expenses 8 2 N M Adjusted AWM general and administrative expenses $ 328 $ 316 (4%) NM Not Meaningful – variance equal to or greater than 100% Ameriprise Financial, Inc. Reconciliation Table: Effective Tax Rate Quarter Ended September 30, 2019 Adjusted (in millions, unaudited) GAAP Operating Pretax income $ 641 $ 655 Income tax provision $ 98 $ 101 Effective tax rate 15.4% 15.4 % Ameriprise Financial, Inc. Reconciliation Table: Effective Tax Rate Quarter Ended September 30, 2018 Adjusted (in millions, unaudited) GAAP Operating Pretax income $ 588 $ 621 Income tax provision $ 85 $ 92 Effective tax rate 14.4% 14.8% 10

Ameriprise Financial, Inc.
Reconciliation Table: Asset Management Net Pretax Adjusted Operating Margin

	Quarter Ended September 30,	
(in millions, unaudited)	2019	2018
Adjusted operating total net revenues	$ 742	$ 772
Less: Distribution pass through revenues	189	195
Less: Subadvisory and other pass through revenues	83	90
Net adjusted operating revenues	$ 470	$ 487
Pretax adjusted operating earnings	$ 173	$ 197
Less: Adjusted operating net investment income	2	7
Add: Amortization of intangibles	9	5
Net adjusted operating earnings	$ 180	$ 195
Pretax adjusted operating margin	23.3%	25.5%
Net pretax adjusted operating margin	38.3%	40.0%

Ameriprise Financial, Inc.
Reconciliation Table: Annuities Excluding Unlocking

	Quarter Ended September 30,	
(in millions, unaudited)	2019	2018
Adjusted operating total net revenues	$ 617	$ 628
Less: Annual unlocking	—	—
Adjusted operating total net revenues excluding annual unlocking	$ 617	$ 628
Pretax adjusted operating expenses	$ 497	$ 499
Less: Annual unlocking	(1)	1
Adjusted operating expenses excluding annual unlocking	$ 498	$ 498
Pretax adjusted operating earnings	$ 120	$ 129
Less: Annual unlocking	1	(1)
Adjusted operating earnings excluding annual unlocking	$ 119	$ 130

Ameriprise Financial, Inc.
Reconciliation Table: Protection Excluding Unlocking

	Quarter Ended September 30,	
(in millions, unaudited)	2019	2018
Adjusted operating total net revenues	$ 265	$ 328
Less: Annual unlocking	5	78
Adjusted operating total net revenues excluding annual unlocking	$ 260	$ 250
Pretax adjusted operating expenses	$ 208	$ 268
Less: Annual unlocking	18	83
Adjusted operating expenses excluding annual unlocking	$ 190	$ 185
Pretax adjusted operating earnings	$ 57	$ 60
Less: Annual unlocking	(13)	(5)
Adjusted operating earnings excluding annual unlocking	$ 70	$ 65

11

Ameriprise Financial, Inc.
Reconciliation Table: Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income "AOCI"

	Twelve Months Ended September 30,	
(in millions, unaudited)	2019	2018
Net income	$ 1,969	$ 1,736
Less: Adjustments [1]	(214)	(46)
Adjusted operating earnings	2,183	1,782
Less: Annual unlocking/loss recognition, net of tax[2]	(16)	(46)
Adjusted operating earnings excluding annual unlocking/loss recognition	$ 2,199	$ 1,828
Total Ameriprise Financial, Inc. shareholders' equity	$ 5,815	$ 5,878
Less: Accumulated other comprehensive income, net of tax	21	22
Total Ameriprise Financial, Inc. shareholders' equity excluding AOCI	5,794	5,856
Less: Equity impacts attributable to the consolidated investment entities	1	1
Adjusted operating equity	$ 5,793	$ 5,855
Return on equity excluding AOCI	34.0%	29.6%
Adjusted operating return on equity excluding AOCI [3]	37.7%	30.4%
Adjusted operating return on equity excluding AOCI and annual unlocking/loss recognition	38.0%	31.2%

(1) Adjustments reflect the trailing twelve months' sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs ("DSIC") and deferred acquisition costs ("DAC") amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; mean reversion related impacts; integration/restructuring charges; and the impact of consolidating certain investment entities. After-tax is calculated using the statutory tax rate of 21%.

(2) After-tax is calculated using the statutory tax rate of 21%.

(3) Adjusted operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs ("DSIC") and deferred acquisition costs ("DAC") amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; mean reversion related impacts; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders' equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator. After-tax is calculated using the statutory tax rate of 21%.

12

Ameriprise Financial, Inc. Consolidated GAAP Results Quarter Ended September 30, % Over/ (in millions, unaudited) 2019 2018 (Under) Revenues Management and financial advice fees $ 1,794 $ 1,739 3 % Distribution fees 480 470 2 % Net investment income 356 386 (8%) Premiums 374 363 3 % Other revenues 347 358 (3%) Total revenues 3,351 3,316 1 % Banking and deposit interest expense 34 24 (42%) Total net revenues 3,317 3,292 1 % Expenses Distribution expenses 971 920 (6%) Interest credited to fixed accounts 127 178 29 % Benefits, claims, losses and settlement expenses 594 729 19 % Amortization of deferred acquisition costs 112 25 N M Interest and debt expense 52 50 (4%) General and administrative expense 820 802 (2%) Total expenses 2,676 2,704 1 % Pretax income 641 588 9 % Income tax provision 98 85 (15%) Net income $ 543 $ 503 8% NM Not Meaningful – variance equal to or greater than 100% 13